Table of Contents

Banco Bradesco S.A
Exhibit 7.1

Dividend per share	December 31,
	2008		2009		2010
	Preferred	Common	Preferred	Common	Preferred	Common

Actual dividends declared (in millions of reais)	R$1,349	R$1,227	R$1,485	R$1,350	R$1,765	R$1,604
Weigthed average number of shares outstanding	1,859,666,468	1,853,242,280	1,863,331,330	1,856,952,050	1,888,101,371	1,881,132,857
Dividend per share	R$0.72	R$0.66	R$0.80	R$0.73	R$0.94	R$0.85